Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	November 2, 2016	Financial Media

Otter Tail Corporation Announces Third Quarter Earnings,

Reaffirms 2016 Earnings Guidance Range; Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2016.

Summary:

•	Consolidated operating revenues were $197.2 million compared with $200.0 million for the third quarter of 2015.

•	Consolidated net income and diluted earnings from continuing operations totaled $14.6 million and $0.37 per share, respectively, compared with $15.7 million and $0.42 per share for the third quarter of 2015.

•	Consolidated net income totaled $14.6 million, or $0.37 per diluted share, compared with $15.4 million and $0.41 per diluted share for the third quarter of 2015.

•	Otter Tail Corporation reaffirms its 2016 earnings guidance range of $1.50 to $1.65 per diluted share.

CEO Overview

“Otter Tail's employees worked hard to overcome a number of challenges this quarter, and we remain confident in our plans and in our full year expectations,” said Otter Tail Corporation President and CEO Chuck MacFarlane.

“Electric segment results were negatively impacted by $0.03 per diluted share due to recording an additional estimate of refunds for revenues collected under interim rates. This accrual reflects a modification in our original request and other expected outcomes in the rate case filed in February 2016. We expect the Minnesota Public Utilities Commission to issue its final order in March 2017.

“Milder summer weather resulted in a 19.9% decrease in cooling degree days. This negatively impacted diluted earnings per share by $0.01 quarter over quarter.

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“The utility continues its solid operational performance. The two 345-kilovolt transmission projects that are under construction and part of Otter Tail Power Company's plan to grow during the next five years are on schedule and on budget. We are a 50% owner with other regional utilities in the Big Stone South-Brookings line, scheduled for completion in 2017, and the Big Stone South-Ellendale line, scheduled for completion in 2019. Otter Tail Power Company manages the Big Stone South-Ellendale project. The Midcontinent Independent System Operator recognizes both as multi-value projects.

“Our $858 million utility capital spending plan for 2016 through 2020 also includes a 248-megawatt simple-cycle natural gas combustion turbine, 200 megawatts of additional wind energy, and 30 megawatts of solar energy. We expect these and the transmission projects to drive a compounded annual growth rate of 8.0% in utility rate base through 2020, using 2014 as the base year.

“Quarter-over-quarter net income at BTD, our custom metal fabricator, was stable in the face of a recreational vehicle market that continues to soften and decreased demand for manufactured equipment used in oil and gas extraction and agriculture. Original equipment manufacturers in these markets are BTD’s customers. With expanded facilities and service offerings, we expect BTD to be in a good position to enhance earnings when market conditions improve.

“Our Plastics segment, PVC pipe companies Northern Pipe Products and Vinyltech, experienced a significant decrease in quarter over quarter revenues. Lower revenues resulted from declining sales prices, which were a response to known reductions in PVC resin costs. Overall volumes were stable, but gross margins declined primarily due to lower sales prices between the quarters. We expect these conditions to remain through the end of the year.

“We are reaffirming our 2016 diluted earnings per share guidance range of $1.50 to $1.65.”

Operating Cash Flows and Liquidity

Cash provided by operating activities of continuing operations for the nine months ended September 30, 2016 was $115.1 million compared with $81.8 million for the nine months ended September 30, 2015. Items contributing to the increase in cash provided by continuing operations between the periods include:

•	A $10.8 million increase in non-cash depreciation expense.

•	A $10.7 million decrease in cash used for accounts payable at Otter Tail Power Company, reflecting higher levels of payables in September 2016 for coal deliveries and transmission services and the payment, in January 2015, of large billings for coal transportation, coal and power purchased in December 2014.

•	A $10.5 million increase in cash from reduced levels of receivables between the periods, including $5.6 million at BTD Manufacturing, Inc. (BTD), $2.5 million at Vinyltech and $1.0 million at T.O. Plastics.

•	A $4.0 million refund of 2015 estimated tax payments received in the first quarter of 2016, as a five-year extension of bonus depreciation for income taxes, approved on December 18, 2015, resulted in the elimination of any federal income tax liability for the Company in 2015.

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The following table presents the status of our lines of credit as of September 30, 2016:

(in thousands)	Line Limit	In Use On September 30, 2016	Restricted due to Outstanding Letters of Credit	Available on September 30, 2016	Available on December 31, 2015
Otter Tail Corporation Credit Agreement	$150,000	$--	$--	$150,000	$90,334
Otter Tail Power Company Credit Agreement	170,000	37,173	50	132,777	148,694
Total	$320,000	$37,173	$50	$282,777	$239,028

On October 31, 2016 both the Otter Tail Corporation and the Otter Tail Power Company credit agreements were amended to extend the expiration dates by one year from October 29, 2020 to October 29, 2021. Also, the line limit on the Otter Tail Corporation Credit Agreement was reduced from $150 million to $130 million.

On September 23, 2016 we entered into a note purchase agreement for the issuance of $80 million aggregate principal amount of our 3.55% Guaranteed Senior Notes due December 15, 2026 (the 2026 Notes) in a private placement transaction. We expect to issue the 2026 Notes on December 13, 2016, and intend to use the proceeds from the issuance to repay existing debt, including the remaining $52,330,000 of our 9.000% Senior Notes due December 15, 2016, and for general corporate purposes.

Board of Directors Declared Quarterly Dividend

On November 1, 2016 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3125 per share. This dividend is payable December 10, 2016 to shareholders of record on November 15, 2016.

Segment Performance Summary

Electric

	Three Months ended September 30,
(in thousands)	2016	2015	Change
Retail Electric Revenues	$87,755	$89,140	$(1,385)
Wholesale Electric Revenues	1,656	377	1,279
Other Electric Revenues	13,312	11,050	2,262
Total Electric Revenues	$102,723	$100,567	$2,156
Net Income	$12,513	$12,921	$(408)

	Three Months ended September 30,
	2016	2015	% Change
Cooling Degree Days	317	396	(19.9)

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The following table shows cooling degree days as a percent of normal:

	Three Months ended September 30,
	2016	2015
Cooling Degree Days	89.5%	111.5%

The following table summarizes the estimated impact of weather changes on diluted earnings per share compared with sales under normal weather conditions and the third quarter of 2015:

	Three Months ended September 30,
	2016 vs Normal	2015 vs Normal	2016 vs 2015
Effect on Diluted Earnings Per Share	$(0.01)	$0.00	$(0.01)

Retail electric revenues decreased $1.4 million as a result of:

•	A $3.8 million increase in retail revenue related to a 9.56% interim rate increase implemented in April 2016 in conjunction with Otter Tail Power Company’s 2016 general rate increase request in Minnesota.

•	A $1.2 million increase in Environmental Cost Recovery rider revenue due to the recovery of additional investment and costs related to the operation of the air quality control system (AQCS) at Big Stone Plant that was placed in service in December 2015.

•	A $0.8 million increase related to increased kilowatt-hours (kwhs) sales across all customer classes offsetting the negative impact of milder weather on kwh sales and revenue.

•	A $0.8 million increase in Conservation Improvement Program (CIP) cost recovery and incentive revenues.

•	A $0.2 million increase in Transmission Cost Recovery and Renewable Resource Adjustment rider revenues related to increased investment in transmission plant and renewable energy resources.

more than offset by:

•	A $5.3 million decrease in fuel and purchased power cost recovery revenues mainly due to a 48.3% decrease in kwhs purchased partially offset by a 28.3% increase in generation at a lower fuel-cost-per-kwh than the cost of purchased power.

•	A $2.1 million reduction in interim rate revenues recorded to provide for an estimated refund related to a modification in Otter Tail Power Company’s original request and other expected outcomes in the pending Minnesota general rate case. Through the nine months ended September 30, 2016, a $2.3 million provision has been recorded for an estimated refund of a portion of interim rate revenues of $6.9 million.

•	A $0.8 million decrease in revenues from reduced demand due to milder weather in the third quarter of 2016, evidenced by a 19.9% decrease in cooling degree days compared to the third quarter of 2015.

Revenue from wholesale electric sales from company-owned generation increased $1.3 million while fuel costs for wholesale generation increased $0.8 million, resulting in a $0.5 million increase in wholesale revenue net of fuel costs.

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Other electric revenues increased $2.3 million as a result of:

•	A $2.7 million increase in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues related to increased investment in regional transmission lines and driven in part by returns on and recovery of CapX2020 and MISO-designated multi-value project (MVP) investment costs and operating expenses.

•	A $0.6 million increase in MISO network integration transmission service revenues as a result of a regional transmission cooperative terminating its integrated transmission agreement with Otter Tail Power Company and becoming a member the Southwest Power Pool (SPP) in 2016.

•	A $0.2 million increase in steam sales from Big Stone Plant to a nearby ethanol plant as a result of Big Stone Plant being fully operational in the third quarter of 2016 compared to operating in only August and September of 2015.

offset by:

•	A $0.9 million decrease in revenue related to a reduction in work performed on projects for another regional transmission owner.

•	A $0.4 million reduction in integrated transmission agreement revenues from two regional transmission providers related to the curtailment of services under an agreement with one provider and termination of an agreement with the other provider.

Production fuel costs increased $3.7 million as a result of a 40.5% increase in kwhs generated from our steam-powered and combustion turbine generators related to Big Stone Plant and Coyote Station being fully operational in the third quarter of 2016. In the third quarter of 2015, Big Stone Plant was down for an extended maintenance outage and Coyote Station was operating at reduced load due to ongoing repairs related to a December 2014 boiler feed pump failure and fire.

The cost of purchased power to serve retail customers decreased $7.3 million due to a 48.3% decrease in kwhs purchased partially offset by an 18.6% increase in the cost per kwh purchased. The decrease in kwhs purchased was the result of increased availability and generation from company-owned resources. The increased cost per kwh purchased is related to contractual prices being paid for purchased power under a long-term supply agreement.

Electric operating and maintenance expenses increased $3.6 million as a result of:

•	A $1.2 million increase in MISO transmission service charges due to increased transmission investment by other MISO members.

•	A $0.9 million increase in operating supply and maintenance costs mainly related to increased generation at Coyote Station and Big Stone Plant and increased expenditures for vegetation maintenance.

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•	A $0.6 million increase in storm repair and other expenses mainly associated with excessive storm damage in Otter Tail Power Company’s Minnesota service area in July of 2016.

•	A $0.6 million increase in pollution control reagent costs at Big Stone Plant and Coyote Station related to compliance with Environmental Protection Agency power plant emission regulations.

•	A $0.5 million increase in transmission expenses from the SPP as a result of a regional transmission cooperative terminating its integrated transmission agreement with Otter Tail Power Company and becoming a member of the SPP in 2016.

•	A $0.2 million increase in CIP program expenditures.

offset by:

•	A $0.5 million decrease in costs related to a reduction in work performed on projects for another regional transmission owner.

Depreciation and amortization expense increased $2.2 million mainly due to the Big Stone Plant AQCS being placed in service in December 2015.

Manufacturing

	Three Months ended September 30,
(in thousands)	2016	2015	Change
Revenues	$52,171	$52,460	$(289)
Net Income	$1,246	$1,714	$(468)

At BTD, a revenue increase of $1.6 million includes:

•	A $3.7 million increase in revenues at BTD-Georgia as a result of BTD acquiring and operating the Georgia plant in September 2015, compared with three months of operations in the third quarter of 2016.

offset by:

•	A $2.1 million decrease in revenues at BTD’s Minnesota and Illinois plants, mainly related to a decline in sales to manufacturers of recreational and agricultural equipment and heavy machinery due to softness in end markets served by those manufacturers.

Cost of products sold at BTD increased $0.3 million. This includes a $4.0 million increase in cost of products sold at BTD-Georgia, offset by a $3.7 million decrease in cost of products sold at BTD’s other facilities. The $3.7 million decrease is related to the decrease in sales. Operating expenses at BTD increased $0.5 million, mainly in the areas of labor and benefit costs and computer-related expenditures, and included a $0.2 million increase in operating expenses at BTD-Georgia.

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Depreciation and amortization expenses at BTD increased $1.1 million, including a $0.6 million increase at BTD-Georgia, and a $0.5 million increase BTD’s Minnesota facilities as a result of placing new assets in service in Minnesota in 2015 and 2016. BTD’s interest expense increase of $0.1 million was entirely at BTD-Georgia. A favorable tax variance at BTD, due to an increase in research and development tax credits recorded in 2016, resulted in essentially no change in quarter over quarter net income. A $0.8 million increase in net income at BTD’s Minnesota and Illinois locations was mostly offset by a $0.7 million increase in net losses at BTD-Georgia.

At T.O. Plastics, revenues decreased $1.9 million, including a $1.2 million decrease in industrial market sales and a $0.6 million decrease in revenues from sales of horticultural containers. The decrease in industrial market sales is primarily due to a continued decline in sales volumes to a customer insourcing product into its own manufacturing facilities.

The decrease in revenues was partially offset by a $0.6 million decrease in cost of products sold and a $0.4 million decrease in selling, benefits and administrative and general expenses, resulting in a $0.5 million decrease in net income at T.O. Plastics between the quarters.

Plastics

	Three Months ended September 30,
(in thousands)	2016	2015	Change
Revenues	$42,292	$47,025	$(4,733)
Net Income	$2,346	$3,534	$(1,188)

The decrease in Plastics segment revenues is the result of a 10.4% decrease in the price per pound of polyvinyl chloride (PVC) pipe sold, while quarter over quarter sales volume was essentially unchanged. The decline in sales price per pound is due to a continued softening in sales prices as a result of lower raw material prices. Increased pipe sales in Colorado and Utah and the Midwest and South-Central regions of the United States were mostly offset by decreased sales volumes in California, Minnesota and North Dakota. Lower material costs, which did not decline as much as sales prices, resulted in a $2.7 million decrease in costs of product sold. The cost decrease in combination with a $0.3 million decrease in operating expenses fell short of offsetting the impact of lower pipe prices, resulting in a $1.2 million decrease in Plastics segment net income.

The PVC pipe industry is highly sensitive to commodity raw material pricing volatility. Historically, when resin prices are rising or stable, margins and sales volume have been higher and when resin prices are falling, sales volumes and margins have been lower.

Corporate

Corporate costs, net-of-tax, decreased $0.9 million between the quarters as a result of:

•	A $0.4 million net-of-tax increase in the cash value of corporate-owned life insurance policies.
•	A $0.3 million net-of-tax reduction in insurance costs related to reduced claims at our captive insurance company.
•	A $0.2 million net-of-tax reduction in accounting and legal fees.

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2016 Business Outlook

We are reaffirming our consolidated diluted earnings per share guidance for 2016 to be in the range of $1.50 to $1.65. This guidance reflects the current mix of businesses we own, considers the cyclical nature of some of our businesses, and reflects current regulatory factors and economic challenges facing our Electric, Manufacturing and Plastics segments and strategies for improving future operating results. We expect capital expenditures for 2016 to be $159 million compared with $160 million in capital expenditures in 2015. Major projects in our planned expenditures for 2016 include investments in two large transmission line projects for the Electric segment, which positively impact earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2016 earnings per share initial and revised guidance range compared with 2015 actual earnings are as follows:

Diluted Earnings Per Share	2015 EPS by Segment	2016 Guidance February 8, 2016		2016 Guidance August 8, 2016		2016 Guidance November 2, 2016
		Low	High	Low	High	Low	High
Electric	$1.29	$1.29	$1.32	$1.27	$1.30	$1.24	$1.27
Manufacturing	$0.11	$0.11	$0.15	$0.14	$0.18	$0.16	$0.20
Plastics	$0.32	$0.26	$0.30	$0.24	$0.28	$0.24	$0.28
Corporate	($0.16)	($0.16)	($0.12)	($0.15)	($0.11)	($0.14)	($0.10)
Total – Continuing Operations	$1.56	$1.50	$1.65	$1.50	$1.65	$1.50	$1.65
Expected Return on Equity		9.3%	10.2%	9.3%	10.2%	9.2%	10.1%

Contributing to our earnings guidance for 2016 are the following items:

•	We now expect 2016 Electric segment net income to be comparable with 2015 segment net income based on:

o	Normalized weather for the remainder of 2016. Mild weather in the first nine months of 2016 has had a negative impact on diluted earnings per share of approximately $0.05 compared to our original 2016 expected earnings based on normal temperatures and $0.04 compared to the nine months ended September 30, 2015.

o	Constructive outcome of the rate case filed in Minnesota in February 2016. We are currently receiving revenues under interim rates (subject to refund) related to this rate case. The Minnesota Public Utilities Commission determines our rates. Our ability to obtain final rates similar to interim rates and reasonable rates of return depends on regulatory action under applicable statutes and regulations. We cannot provide assurance our interim rates will become final and that our revised 10.05% requested return on equity will ultimately be approved. Through September of 2016, Otter Tail Power Company revenue has increased $4.6 million as a result of the interim rate increase, which includes $6.9 million billed and accrued under interim rates net of a $2.3 million provision for an estimated refund related to a modification in Otter Tail Power Company’s original request and other expected outcomes in the rate case. Compared to our original 2016 expected earnings, the refund provision has had a negative impact on diluted earnings per share of approximately $0.04 through September 30, 2016 and projected to be $0.06 by year-end 2016.

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o	Rider recovery increases, including environmental riders in Minnesota, North Dakota and South Dakota related to the Big Stone AQCS environmental upgrades and transmission riders related to the Electric segment’s continuing investments in its share of the MISO-designated MVPs in South Dakota.

o	Meeting forecasted sales to pipeline and commercial customers.

o	A decrease in pension costs as a result of an increase in the discount rate from 4.35% to 4.76%.

offset by:

o	The effect of the 2015 adoption of bonus depreciation for income taxes reducing projected earnings from Electric segment operations by $0.06 per share in 2016.

o	Higher depreciation and property tax expenses due to large capital projects being put into service.

o	Higher short-term interest costs as major construction projects continue to be funded.

o	Increased operating expenses associated with reagents.

o	Increased transmission expenses associated with termination of historic integrated transmission agreements.

o	Higher post-retirement and post-employment medical costs than initially expected for 2016 due to changes in actuarial estimates and increased claims in 2016.

•	We are increasing our guidance for 2016 net income from our Manufacturing segment based on positive results through the first nine months of the year driven by improved productivity, despite softening end markets, and continued focus on improved productivity and cost reductions for the remainder of the year.

•	In spite of softening end markets, we expect 2016 net income from our Manufacturing segment to increase over 2015 by $3.0 million due to:

o	Increased sales volume at BTD as a result of having BTD-Georgia in place for a full year. Full year sales for BTD-Georgia are estimated to be $25 million compared with original expectations of $33 million. The decline is due to continued softness in end markets served by the BTD-Georgia location.

o	Improved margins on product mix that occurred in the second quarter and improved margins on parts and tooling sales driven by improved productivity resulting from lower expediting costs, costs of quality and maintenance expenses in our Illinois and Minnesota plants.

offset by:

o	An expected decline in revenue, excluding the full year impact of BTD-Georgia revenues, of approximately 4%, compared with an original growth expectation of 7%. This change is due to challenging market conditions impacting end markets served by BTD, which has significant exposure to agriculture, oil and gas and recreational vehicle end markets. All of these end markets are forecasted to be down in 2016 compared to 2015.

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o	Continued challenges of on time deliveries, low productivity and end market softness at BTD-Georgia.

o	Higher facility costs associated with BTD’s expansion of its square footage at its Minnesota plants.

o	A decrease in earnings from T.O. Plastics mainly driven by an expected decrease in operating margins due to a shift in product mix relating to a customer bringing a product back into its own manufacturing facilities.

o	Backlog for the manufacturing companies of approximately $42 million for 2016 compared with $45 million one year ago.

•	We are maintaining our August guidance for 2016 net income from our Plastics segment. Net income for 2016 from this segment is expected to be down from 2015 with lower expected operating margins due to tighter spreads between raw material costs and sales prices, along with higher labor and freight costs.

•	We continue to expect lower corporate costs than originally estimated for 2016 due to continued cost reduction efforts.

CONFERENCE CALL AND WEBCAST

Otter Tail Corporation will host a live webcast on Thursday, November 3, 2016, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2016 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•	We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are not able to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of our customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

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•	We made a $10.0 million discretionary contribution to our defined benefit pension plan in January 2016. We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

•	Declines in projected operating cash flows at any of our reporting units may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

•	The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

•	We rely on our information systems to conduct our business and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

•	Economic conditions could negatively impact our businesses.

•	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

•	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•	We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

•	We are subject to risks associated with energy markets.

•	We are subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on our net income in future periods.

•	We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

•	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

•	Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

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•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

•	Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•	We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

•	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2016 and 2015 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

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Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2016	2015	2016	2015
Operating Revenues by Segment
Electric	$102,723	$100,567	$313,642	$305,078
Manufacturing	52,171	52,460	170,443	160,492
Plastics	42,292	47,025	122,841	125,531
Intersegment Eliminations	(11)	(29)	(27)	(84)
Total Operating Revenues	197,175	200,023	606,899	591,017
Operating Expenses
Fuel and Purchased Power	26,262	29,849	83,965	92,007
Nonelectric Cost of Goods Sold (depreciation included below)	75,405	78,428	228,993	224,912
Electric Operating and Maintenance Expense	36,207	32,648	115,206	107,929
Nonelectric Operating and Maintenance Expense	10,197	10,771	30,890	32,057
Depreciation and Amortization	18,314	15,141	55,128	44,337
Property Taxes - Electric	3,506	3,560	10,774	10,324
Total Operating Expenses	169,891	170,397	524,956	511,566
Operating Income (Loss) by Segment
Electric	23,340	23,320	63,374	61,427
Manufacturing	2,382	3,469	12,042	9,890
Plastics	4,187	5,988	13,939	16,824
Corporate	(2,625)	(3,151)	(7,412)	(8,690)
Total Operating Income	27,284	29,626	81,943	79,451
Interest Charges	8,026	7,730	23,996	23,175
Other Income	499	334	2,431	1,473
Income Tax Expense – Continuing Operations	5,163	6,521	15,738	14,602
Net Income (Loss) by Segment – Continuing Operations
Electric	12,513	12,921	34,199	34,351
Manufacturing	1,246	1,714	6,108	4,810
Plastics	2,346	3,534	7,983	9,919
Corporate	(1,511)	(2,460)	(3,650)	(5,933)
Net Income from Continuing Operations	14,594	15,709	44,640	43,147
Discontinued Operations
Income (Loss) - net of Income Tax Expense (Benefit) of $14, ($168), $114 and ($2,873) for the respective periods	22	(252)	171	(4,316)
Impairment Loss - net of Income Tax Benefit of $0 for the nine months ended September 30, 2015	--	--	--	(1,000)
(Loss) Gain on Disposition - net of Income Tax (Benefit) Expense of ($43) and $4,493 for the three and nine months ended Sept. 30, 2015	--	(65)	--	6,932
Net Income (Loss) from Discontinued Operations	22	(317)	171	1,616
Net Income	$14,616	$15,392	$44,811	$44,763
Average Number of Common Shares Outstanding
Basic	38,832,659	37,575,413	38,316,324	37,417,283
Diluted	39,005,706	37,794,543	38,457,401	37,636,413

Basic Earnings (Loss) Per Common Share:
Continuing Operations	$0.38	$0.42	$1.17	$1.15
Discontinued Operations	--	(0.01)	--	0.05
	$0.38	$0.41	$1.17	$1.20
Diluted Earnings (Loss) Per Common Share:
Continuing Operations	$0.37	$0.42	$1.16	$1.15
Discontinued Operations	--	(0.01)	0.01	0.04
	$0.37	$0.41	$1.17	$1.19

13

Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	September 30,	December 31,
	2016	2015

Current Assets
Cash and Cash Equivalents	$--	$--
Accounts Receivable:
Trade—Net	69,556	62,974
Other	7,082	9,073
Inventories	80,848	85,416
Unbilled Revenues	14,882	17,869
Income Taxes Receivable	--	4,000
Regulatory Assets	19,958	18,904
Other	11,139	8,453
Assets of Discontinued Operations	249	--
Total Current Assets	203,714	206,689

Investments	8,065	8,284
Other Assets	33,707	32,784
Goodwill	37,572	39,732
Other Intangibles—Net	15,291	15,673
Regulatory Assets	118,123	127,707

Plant
Electric Plant in Service	1,842,931	1,820,763
Nonelectric Operations	215,074	201,343
Construction Work in Progress	143,999	79,612
Total Gross Plant	2,202,004	2,101,718
Less Accumulated Depreciation and Amortization	749,569	713,904
Net Plant	1,452,435	1,387,814
Total	$1,868,907	$1,818,683

14

Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	September 30,	December 31,
	2016	2015

Current Liabilities
Short-Term Debt	$37,173	$80,672
Current Maturities of Long-Term Debt	85,490	52,422
Accounts Payable	77,704	89,499
Accrued Salaries and Wages	15,573	16,182
Accrued Taxes	12,635	14,827
Other Accrued Liabilities	16,050	15,416
Liabilities of Discontinued Operations	1,631	2,098
Total Current Liabilities	246,256	271,116

Pensions Benefit Liability	95,653	104,912
Other Postretirement Benefits Liability	49,718	48,730
Other Noncurrent Liabilities	25,857	23,854

Deferred Credits
Deferred Income Taxes	222,244	207,669
Deferred Tax Credits	23,264	24,506
Regulatory Liabilities	79,835	77,432
Other	8,604	11,595
Total Deferred Credits	333,947	321,202

Capitalization
Long-Term Debt—Net	460,757	443,846

Cumulative Preferred Shares	—	—

Cumulative Preference Shares	—	—

Common Equity
Common Shares, Par Value $5 Per Share	196,123	189,286
Premium on Common Shares	329,288	293,610
Retained Earnings	134,884	126,025
Accumulated Other Comprehensive Loss	(3,576)	(3,898)
Total Common Equity	656,719	605,023
Total Capitalization	1,117,476	1,048,869
Total	$1,868,907	$1,818,683

15

Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Nine Months Ended September 30,
In thousands	2016	2015
Cash Flows from Operating Activities
Net Income	$44,811	$44,763
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	--	(6,932)
Net (Income) Loss from Discontinued Operations	(171)	5,316
Depreciation and Amortization	55,128	44,337
Deferred Tax Credits	(1,242)	(1,408)
Deferred Income Taxes	14,924	12,244
Change in Deferred Debits and Other Assets	5,595	13,839
Discretionary Contribution to Pension Plan	(10,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	5,999	4,345
Allowance for Equity/Other Funds Used During Construction	(605)	(944)
Change in Derivatives Net of Regulatory Deferral	--	(28)
Stock Compensation Expense – Equity Awards	1,151	1,428
Other—Net	(73)	(27)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(3,490)	(14,020)
Change in Inventories	4,766	5,721
Change in Other Current Assets	1,690	2,163
Change in Payables and Other Current Liabilities	(5,945)	(17,490)
Change in Interest and Income Taxes Receivable/Payable	2,538	(1,499)
Net Cash Provided by Continuing Operations	115,076	81,808
Net Cash Used for Discontinued Operations	(333)	(11,581)
Net Cash Provided by Operating Activities	114,743	70,227
Cash Flows from Investing Activities
Capital Expenditures	(125,913)	(115,321)
Proceeds from Disposal of Noncurrent Assets	4,167	2,956
Acquisition Purchase Price Adjustment (Payment)	1,500	(30,806)
Cash Used for Investments and Other Assets	(3,161)	(7,297)
Net Cash Used in Investing Activities - Continuing Operations	(123,407)	(150,468)
Net Proceeds from Sale of Discontinued Operations	--	32,765
Net Cash Used in Investing Activities - Discontinued Operations	--	(1,769)
Net Cash Used in Investing Activities	(123,407)	(119,472)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	(841)	(1,236)
Net Short-Term Debt (Repayments) Borrowings	(43,499)	76,098
Proceeds from Issuance of Common Stock – net of Issuance Expenses	39,378	10,979
Payments for Retirement of Capital Stock	(104)	(1,596)
Proceeds from Issuance of Long-Term Debt	50,000	--
Short-Term and Long-Term Debt Issuance Expenses	(157)	(7)
Payments for Retirement of Long-Term Debt	(161)	(149)
Dividends Paid and Other Distributions	(35,952)	(34,607)
Net Cash Provided by Financing Activities – Continuing Operations	8,664	49,482
Net Cash Provided by Financing Activities – Discontinued Operations	--	321
Net Cash Provided by Financing Activities	8,664	49,803
Net Change in Cash and Cash Equivalents – Discontinued Operations	--	(10)
Net Change in Cash and Cash Equivalents	--	548
Cash and Cash Equivalents at Beginning of Period	--	--
Cash and Cash Equivalents at End of Period	$--	$548

16